Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Bally’s Chicago, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A-1 Interests, par value $0.001 per interest	Rule 457(a)	500	$250	$125,000(1)	0.0001531	$19.14
Fees to be Paid	Equity	Class A-2 Interests, par value $0.001 per interest	Rule 457(a)	1,000	$2,500	$2,500,000(1)	0.0001531	$382.75
Fees to be Paid	Equity	Class A-3 Interests, par value $0.001 per interest	Rule 457(a)	1,000	$5,000	$5,000,000(1)	0.0001531	$765.50
Fees to be Paid	Equity	Class A-4 Interests, par value $0.001 per interest	Rule 457(a)	7,500	$25,000	$187,500,000(1)	0.0001531	$28,706.25
Fees Previously Paid	Equity	Class A-1 Interests, par value $0.001 per interest	Rule 457(o)	-	-	$500,000(2)	0.0001531	$76.55
Fees Previously Paid	Equity	Class A-2 Interests, par value $0.001 per interest	Rule 457(o)	-	-	$1,000,000(2)	0.0001531	$153.10
Fees Previously Paid	Equity	Class A-3 Interests, par value $0.001 per interest	Rule 457(o)	-	-	$3,500,000(2)	0.0001531	$535.85
Fees Previously Paid	Equity	Class A-4 Interests, par value $0.001 per interest	Rule 457(o)	-	-	$45,000,000(2)	0.0001531	$6,889.50
		Total Offering Amounts				$195,125,000		$29,873.64
		Total Fees Previously Paid						$7,655
		Total Fee Offsets						–
		Net Fee Due						$22,218.64

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.